Exhibit 99.1
Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
www.penson.com

PRESS RELEASE
Penson Worldwide Reports Record Revenues and Earnings for Fourth Quarter and Year Ended December 31, 2006
DALLAS, TX, February 20, 2007 — Penson Worldwide, Inc. (NASDAQ: PNSN), a leading provider of execution, clearing, settlement and custody and technology products and services to the securities industry, today announced record revenues and earnings for the fourth quarter and year ended December 31, 2006.
For the quarter, income from continuing operations increased 208%, to $7.7 million compared to $2.5 million in the similar quarter last year. Earnings per diluted share from continuing operations increased 131%, to $0.30, from $0.13, on 35% more shares outstanding, reflecting the Company’s May 2006 Initial Public Offering.
Total revenues increased 37%, to $79.4 million compared to $57.9 million in the corresponding quarter of 2005. Revenues increased 23% in clearing operations and 37% in gross interest. Total revenues calculated to reflect net interest income grew 39%, to $52.6 million from $37.8 million in the corresponding prior year quarter.
“We are very pleased with both our quarterly and annual results, which reflect the strong fundamentals of our business,” said Philip A. Pendergraft, Chief Executive Officer. “We are seeing growth in balances, in our correspondent base in both numbers and in quality, and a broadening service offering. Our US and Canadian clearing businesses continue to lead the way, but we have seen good progress in our UK clearing business and at Nexa Technologies as well. With the completion of our Schonfeld and Goldenberg, Hehmeyer clearing acquisitions, we believe that we are well positioned to continue the progress that we have achieved in 2006 in all business areas.”
For the year, revenues increased 65%, to $287.6 million compared to $174.6 million in 2005. Total revenues calculated to reflect net interest income increased 55%, to $198.2 million compared to $127.9 million in 2005. Income from continuing operations rose 800%, to $24.3 million, or $1.05 per diluted share, compared to $2.7 million, or $0.16 per diluted share. Results included $0.03 per diluted share ($0.01 per share in each of the last three quarters) from a favorable tax adjustment.

For Immediate Release

PENSON 4Q06 & FY06 RESULTS
Analysis of Fourth Quarter 2006 Results
(All comparisons are to the corresponding year-ago period unless otherwise indicated)
Revenue from clearing operations increased 23% to $19.7 million, reflecting an increased number of correspondents, greater volume per correspondent, and higher market volumes. Correspondent totals increased 5% on a net basis, from 220 to 230.
Gross interest revenue increased 37%, to $46.6 million, reflecting greater assets, higher rates and the favorable impact of new IPO capital. Revenue from average daily interest earning asset based balances increased 25%, to $29.7 million from $23.8 million, with the balances increasing 20%, to $2.4 billion from $2.0 billion. Yield was 4.99% and spread was 2.18% compared to 4.67% and to 1.69%, respectively. The spread declined by 34 basis points on a sequential quarter basis due to changes in mix of business and balances.
Gross interest revenue also benefited from a 69% increase, to $15.4 million from $9.1 million, due to increases in average daily interest earning balances in the Conduit external stock loan business, operations of which were initiated in the 2005 third quarter. Average daily balances increased 39%, to $1.2 billion from $861.8 million, with yield at 4.98% and spread at 0.35%, compared to 4.20% and 0.43%, respectively.
Technology revenues increased 78%, to $3.5 million, primarily as a result of increases in both recurring and development revenues. Other revenue expanded 64%, to $9.6 million, due to increases in trading revenues in equities and foreign exchange, bond commissions in Canada, and equity and option execution fees in the U.S. and Canada.
Operating margin expanded to 14.8% from 7.3%, as expenses grew more slowly than revenues, reflecting the benefits of scale and operating leverage. The combined loss from Technology and UK operations declined to $1.1 million versus $4.1 million, an improvement of $3.0 million. Interest expense on short-term debt amounted to $26.8 million compared to $20.1 million, primarily due to both higher interest paying balances and rates, although spread was higher, as previously mentioned. Interest expense on long term debt dropped to $0.3 million, from $0.9 million, reflecting lower average debt balances as a portion of the IPO proceeds were used prior to the December 2006 quarter to pay down long term borrowings.
Daniel P. Son, President of Penson, noted, “During the fourth quarter, we signed a correspondent clearing agreement with ICICI Direct, the securities division of ICICI Bank, one of the largest in India, enabling us to make further inroads into a strategically important global market. ICICI currently offers online trading of Indian based securities to their clients, both those residing within and outside the country. Through Penson, ICICI will be able to expand its capabilities into equities and options traded in the US and UK, and into other securities and markets in the future.”
Conference Call
Penson will host a conference call to discuss its fourth quarter results on Wednesday, February 21, 2007, at 10:00 AM Eastern Time (9:00 AM Central Time). The call will be accessible live via a webcast on the Investor Relations section of Penson’s website located at www.penson.com. Institutional Investors can access call details via Thomson Financial StreetEvents at www.streetevents.com. A webcast replay will be available shortly thereafter on both those sites.

For Immediate Release	Page 2 of 6

PENSON 4Q06 & FY06 RESULTS
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement, and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada, Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson Financial Futures, Inc. and Penson GHCO among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of all types of broker/dealers since 1995. Penson is The Flexible Choice in Global Financial Services.
Penson Financial Services, Inc. is a member of the Chicago Stock Exchange, the NASD, Inc., the Chicago Board Options Exchange, OneChicago, the International Securities Exchange, the NYSE Arca Exchange, the Options Clearing Corp, the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada, Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the TSX Venture Exchange, is regulated by the Investment Dealers Association of Canada, and is a member of the CIPF. Penson Financial Services, Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson Financial Futures, Inc. is a registered Futures Commission Merchant. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, London International Financial Futures Exchange, Intercontinental Exchange, and International Petroleum Exchange.
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts:
Penson Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, andy@intermarket.com, or Erica Fidel, 212-754-5448, Erica@intermarket.com
Penson Investor Relations: Anreder & Company, Gary Fishman, 212-532-3232, gary.fishman@anreder.com, or Steven Anreder, 212-532-3232, steven.anreder@anreder.com

For Immediate Release	Page 3 of 6

PENSON 4Q06 & FY06 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues
Revenues from clearing operations	$19,748	$16,118	$76,169	$58,872
Technology revenues	3,460	1,949	11,911	6,875
Interest, gross	46,615	34,005	163,799	92,019
Other	9,563	5,848	35,739	16,802

	79,386	57,920	287,618	174,568

Expenses
Employee compensation and benefits	20,739	16,524	79,729	59,262
Floor brokerage, exchange and clearance fees	3,978	2,758	20,391	14,230
Communications and data processing	6,195	5,565	24,069	19,881
Occupancy and equipment	3,217	2,949	12,995	10,408
Interest expense on short-term obligations	26,769	20,139	89,429	46,661
Other expenses	6,367	4,892	20,476	16,325
Interest expense on long-term debt	339	861	2,951	3,123

	67,604	53,688	250,040	169,890

Income from continuing operations before income taxes	11,782	4,232	37,578	4,678
Income tax expense	4,054	1,720	13,299	1,951

Income from continuing operations	7,728	2,512	24,279	2,727

Income from discontinued operations, net of tax	—	68	243	177

Net income	$7,728	$2,580	$24,522	$2,904

Earnings per share-basic:
Earnings per share from continuing operations	$0.31	$0.16	$1.07	$0.18
Earnings per share from discontinued operations	—	0.01	0.01	0.01

Net income per share	$0.31	$0.17	$1.08	$0.19

Earnings per share-diluted:
Earnings per share from continuing operations	$0.30	$0.13	$1.05	$0.16
Earnings per share from discontinued operations	—	0.01	0.01	0.01

Net income per share	$0.30	$0.14	$1.06	$0.17

Weighted average shares outstanding — basic	25,131	15,188	22,689	15,185

Weighted average shares outstanding — diluted	25,470	18,836	23,058	18,300

For Immediate Release	Page 4 of 6

PENSON 4Q06 & FY06 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(Unaudited)
(In thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$103,054	$99,506
Cash and securities — segregated under Federal and other regulations	577,336	367,036
Receivable from broker-dealers and clearing organizations	338,872	250,668
Receivable from customers, net	1,239,170	978,747
Receivable from correspondents	117,343	89,166
Securities borrowed	1,783,403	1,372,923
Securities owned, at market value	172,277	126,210
Deposits with clearing organizations	202,033	134,310
Property and equipment, net	18,698	14,846
Assets held for disposal	—	63,267
Other assets	92,204	82,202

Total assets	$4,644,390	$3,578,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	169,749	$179,558
Payable to customers	2,214,987	1,287,378
Payable to correspondents	260,029	179,774
Short-term bank loans	60,186	115,922
Notes payable	10,000	52,395
Securities loaned	1,589,395	1,532,223
Securities sold, not yet purchased	60,124	36,795
Liabilities held for disposal	—	52,825
Accounts payable, accrued and other liabilities	68,136	52,059

Total liabilities	4,432,606	3,488,929
Stockholders’ Equity
Total stockholders’ equity	211,784	89,952

Total liabilities and stockholders’ equity	$4,644,390	$3,578,881

For Immediate Release	Page 5 of 6

PENSON 4Q06 & FY06 RESULTS
Penson Worldwide, Inc.
Supplemental Data

	Three Months Ended				Twelve Months Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
(in thousands)	2006	2006	2006	2006	2006
Interest revenue

Interest on asset based balances	$23,204	$26,285	$28,456	$29,701	$107,646
Interest on Conduit borrows	13,601	11,197	10,093	15,397	50,288
Money market	1,451	1,408	1,489	1,517	5,865

Total interest revenue	38,256	38,890	40,038	46,615	163,799

Interest expense

Interest expense on liability based balances	10,251	11,002	9,637	12,430	43,320
Interest on Conduit loans	12,147	10,230	9,393	14,339	46,109

	22,398	21,232	19,030	26,769	89,429

Net interest revenue	$15,858	$17,658	$21,008	$19,846	$74,370

Average daily balance (1)

Interest earning average daily balance	$2,145,463	$2,297,248	$2,200,037	$2,379,844	$2,256,138
Interest paying average daily balance	1,630,300	1,751,471	1,453,038	1,768,821	1,626,618
Conduit borrow	1,241,219	985,707	848,635	1,235,775	1,077,191
Conduit loan	1,242,426	986,683	848,440	1,237,582	1,078,138

Average interest rate on balances (1)

Interest earning average daily balance	4.33%	4.58%	5.17%	4.99%	4.77%
Interest paying average daily balance	2.52%	2.51%	2.65%	2.81%	2.66%

Spread	1.81%	2.07%	2.52%	2.18%	2.11%
Conduit borrow	4.38%	4.54%	4.76%	4.98%	4.67%
Conduit loan	3.91%	4.15%	4.43%	4.63%	4.28%

Spread	0.47%	0.39%	0.33%	0.35%	0.39%

(1)	Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.

Prior period amounts have been reclassified to conform to December 2006 presentation.

For Immediate Release	Page 6 of 6